Exhibit 99.1

CHINA NORTH EAST PETROLEUM SECURES
$15 MILLION DEBT FINANCING

--Company executes US$15 million financing consisting of four year amortising secured loan with detachable warrants--
--Majority of proceeds to be used to drill 100 new wells in 2008--

HARBIN, CHINA and NEW YORK, March 3, 2008--China North East Petroleum Holdings Limited (the “Company”) (OTC: CNEH), an oil producing company in Northern China, today announced that it has entered into a $15 million debenture agreement with Lotusbox Investments Limited, a wholly owned subsidiary of Harmony Investment Fund Limited, a Cayman Islands-based fund (“Harmony Fund”) which is managed by Harmony Capital Managers Limited (“Harmony Capital Managers”).

The debenture carries an 8% interest rate and is amortized over 4 years. Initial funding of US$1.75 million has closed and, once certain post closing conditions have been met within the next 30 days, the remaining US$13.25 million would be released from escrow to CNEH.

The Company intends to use approximately US$10 million of the net proceeds to finance a portion of the cost for the drilling of 100 new wells within its four Jilin-based oilfields that are under lease from PetroChina with the remaining net proceeds to be used for potential acquisitions, to implement mature technologies to increase production of existing wells and for general working capital purposes.

In addition to the debenture, Harmony Fund will receive three tranches of five year detachable warrants exercisable into 1.2 million shares of common stock in the Company at the initial exercise price of US$0.01 per share, 1.5 million shares of common stock in the Company at the initial exercise price of US$3.20 per share and 2.1 million shares of common stock in the Company at the initial exercise price of US$3.45 per share.  The average price of the three tranches of warrants is US$2.51 and represents a 17% premium to the closing price on February 27, 2008.  All warrant exercise prices are subject to reset and other adjustments.  Upon the exercise of all warrants at their respective initial exercise prices, the Company could receive up to an additional US$12,000,000.

“This transaction marks a major corporate milestone for our company,” said Wang Hong Jun, President of CNEH. “We are extremely excited to enter into this agreement with our new partners, Harmony Capital Managers. We have explored different ways of financing our expansion; we believe this structure causes minimal dilution to shareholders and puts CNEH in a strong financial position to take advantage of the compelling opportunities that lie ahead of us.”

Suresh Withana, Chief Investment Officer of Harmony Capital Managers said, "CNEH represents an exciting opportunity for the Harmony Fund to invest in the domestic oil production industry in China. It has a highly experienced management team implementing a robust business model. We are confident that with our financial support, CNEH can increase its oil production much more rapidly, both by drilling new wells and through the acquisition of additional production leases."

ADDITIONAL TRANSACTION DETAILS
The four-year loan requires the Company to make payments of the interest on a quarterly basis and repayments of the principal loan on a semi-annual basis. The Company believes that its operating cash flow will enable it to comfortably meet such payments.

Of the 4.8 million warrants, 1.5 million are callable at the option of the Company if after one year the stock price is trading at or above US$4.80 which is 150% of the strike price of $3.20, assuming certain liquidity criteria are also met.

In connection with this financing, the Company is required to obtain a listing on a U.S. exchange within one year.

Neither the debentures nor the warrants in this private placement have been registered under the Securities Act of 1933, as amended, and may not be subsequently offered or sold by the investors in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements. China North East Petroleum has agreed to file a registration statement covering the resale by the investors of the common stock issuable upon the exercise of the warrants in the private placement.

This transaction is described in more detail in an 8-K and other supporting documents to be filed with the Securities and Exchange Commission

ABOUT CHINA NORTH EAST PETROLEUM
China North East Petroleum Holdings Ltd. is engaged in the production of crude oil in Northern China. The Company has a guaranteed arrangement with the Jilin Refinery of PetroChina to sell its produced crude oil for use in the China marketplace. The Company currently operates 146 producing wells within four oilfields in Northern China and has plans for additional well drilling projects.

ABOUT HARMONY FUND
Harmony Fund is a US$500 million capacity Asian focused special opportunities fund. The Harmony Fund maintains a leading position in the middle-market and 'small-cap' space in the region. It is managed by Harmony Capital Managers Limited, a Cayman Islands incorporated company, with associated companies maintaining offices in Singapore and Hong Kong. The Harmony Fund provides investors with exposure to materially undervalued assets with strong growth and capital appreciation prospects.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the ''safe harbor'' provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts, included or incorporated by reference herein relating to management's current expectations of future financial performance, continued growth, changes in economic conditions or capital markets, ability to repay the debenture, the closing of the remaining funds of this financing, exercise of the warrants, execution of oil drilling plans for 2008 and changes in customer usage patterns and preferences are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

Words or phrases such as "anticipates," "may," "will," "should," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," "targets, " "will likely result, " "will continue" or similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed. We caution that while we make such statements in good faith and believe such statements are based on reasonable assumptions, including without limitation, management's examination of historical operating trends, data contained in records and other data available from third parties, we cannot assure you that our projections will be achieved.

For more information, please contact:
China:
Yang Dio Zhang
Chief Financial Officer
Tel:   +86-451-55580253
Email: dio.zhang@cnepetroleum.com

United States:
Chao Jiang
Director of Finance
Tel:   +1-212-307-3568
Email: chao.jiang@cnepetroleum.com

Bill Zima
ICR, Inc.
Tel: 203-682-8200